EXHIBIT 10.3

WELLCARE HEALTH PLANS, INC.
NON-EXECUTIVE OFFICER SEVERANCE PLAN
(Amended and restated effective as of December 21, 2012)

1.	Purpose of the Plan
The Board believes that it is in the best interests of the Company to encourage the continued employment and dedication of certain officers and employees by providing economic security to such individuals in the event of certain terminations of employment, and the Plan has been established for this purpose. The Plan is intended to be a “welfare plan” under ERISA and a “Welfare Benefit Program” under the Comprehensive Health Management, Inc. Employee Benefit Welfare Plan. The Plan is separate from and replaced the WellCare Health Plans, Inc. Severance Plan, dated November 28, 2007, which expired December 31, 2009, and is separate from the WellCare Health Plans, Inc. Executive Severance Plan. Capitalized terms used in the Plan are defined in Section 11, except as otherwise specified.

2.	Effective Date
The Plan as amended and restated herein shall be effective only with respect to a termination of employment covered by the Plan that occurs on or after December 21, 2012 (the “Effective Date”).

3.	Administration
(a)    The Committee shall act as the plan administrator and the “named fiduciary” of the Plan for purposes of ERISA. Before a Change in Control, the Committee has sole and absolute discretion and authority to administer the Plan, including the sole and absolute discretion and authority to:
(i)    adopt such rules as it deems advisable in connection with the administration of the Plan, and to construe, interpret, apply and enforce the Plan and any such rules and to remedy ambiguities, errors or omissions in the Plan;
(ii)    determine eligibility pursuant to Section 4, entitlement to benefits pursuant to Section 5, and any other terms of the Plan applicable to the Participants, including, but not limited to, the Severance Period, amount and method of payment, and a Participant’s continued entitlement to benefits under the Plan; the Committee’s determinations are conclusive and binding on all parties affected by its determinations;
(iii)    act under the Plan on a case-by-case basis; the Committee’s decisions under the Plan need not be uniform with respect to similarly situated Participants; and
(iv)    delegate its authority under the Plan to any director, officer, employee, or group of directors, officers and/or employees of the Company.
(b)    If any person with administrative authority becomes eligible or makes a claim for Plan benefits, that person will have no authority with respect to any matter specifically affecting his/her individual interest under the Plan, and the Committee will designate another person to exercise such authority.

(c)    Notwithstanding anything in the Plan to the contrary, after a Change in Control, neither the Committee nor any other person or entity shall have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim in connection with any severance benefits under Section 6 will apply a de novo standard of review to any determinations made by the Committee following such Change in Control. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Committee or any person or entity or characterization of any decision by the Committee or by such person or entity as final, binding or conclusive on any party.

4.	Eligibility
Eligibility under the Plan is limited to any employee of the Company (unless otherwise determined by the Committee) who is in a position defined by the Committee as “director-level,” “senior director-level,” “vice president-level,” or “senior vice president-level,” but excluding any employee who is eligible to participate under the Company’s Executive Severance Plan.

5.	Entitlement to Severance Benefits
(a)    Before a Change in Control. Subject to Section 5(c), if a Participant’s employment with the Company is terminated after the Effective Date and before a Change in Control by the Participant’s employer due to a Position Elimination or Reduction in Force, severance benefits shall be provided to the Participant as specified under Section 6, subject to, and contingent on, the Participant’s satisfaction of the requirements of Section 7(a) (regarding waiver and release of claims), Section 7(b) (regarding restrictive covenants) and Section 7(d) (regarding completion of employment).
(b)    On or After a Change in Control. Subject to Section 5(c), if a Participant’s employment with the Company is terminated after the Effective Date and on, or within 12 months after, a Change in Control either (i) by the Company for reasons other than Cause, death or Disability, or (ii) by the Participant for Good Reason, severance benefits shall be provided to the Participant as specified under Section 6, subject to, and contingent on, the Participant’s satisfaction of the requirements of Section 7(a) (regarding waiver and release of claims), Section 7(b) (regarding restrictive covenants) and Section 7(d) (regarding completion of employment).
(c)    Employment with Successor. Notwithstanding anything to the contrary under the Plan, no severance benefits specified under Section 6 shall be paid to a Participant who is offered comparable employment by an entity that purchases a unit or asset of the Company or, following a Change in Control, by a successor to the Company. “Comparable employment” is determined based on the facts and circumstances in each case, but means employment with duties, responsibilities, Base Salary, annual short-term incentive opportunity, annual long-term incentive opportunity and location that are substantially similar in the aggregate to the Participant’s prior employment with the Company. A Participant who accepts comparable employment with a successor to the Company following a Change in Control remains entitled to receive severance benefits if the Participant’s employment is terminated as specified under Section 5(b).
(d)    Discretionary Severance Benefits. Notwithstanding anything to the contrary under the Plan, the Senior Vice President, Chief Human Resources Officer of the Company and the General Counsel of the Company, acting together have sole and absolute discretion and authority to determine that a Participant who is not otherwise entitled to severance benefits under this Section 5 shall be entitled to severance benefits upon termination of employment for any or no reason, regardless of whether such termination occurs before, on or after a Change in Control, and to determine the form and timing of the severance benefits applicable to that Participant. Severance benefits approved by the Senior Vice President, Chief Human Resources Officer of the Company and the General Counsel of the Company pursuant to this Section 5(d) shall be reported regularly to the Compensation Committee of the Board for informational purposes only. Accordingly, such reports to the Compensation Committee of the Board are not required to effectuate these Section 5(d) decisions made by the Senior Vice President, Chief Human Resources Officer of the Company and the General Counsel of the Company and all such decisions made under this Section 5(d) by the Senior Vice President, Chief Human Resources Officer of the Company and the General Counsel of the Company shall be final and binding.

6.	Severance Benefits
(a)    Accrued Compensation. The Company shall pay to the Participant a lump-sum cash payment equal to the sum of (i) the Participant’s Base Salary through the date of termination of employment, and (ii) any accrued but unused paid time off and floating holiday pay, in each case, payable in a lump-sum cash payment within 30 days after termination of employment.
(b)    Salary Continuation. The Company shall pay the Participant’s Base Salary, prorated for the Severance Period (as defined below), payable in accordance with the Company’s normal pay schedule. Salary continuation payments shall begin no later than the first regular payroll period following the expiration of any period during which a Participant may revoke the waiver and release of claims executed pursuant to Section 7(a), so long as that waiver and release is signed by the Participant and returned to the Company no later than 30 days after the Participant’s termination of employment and the Participant does not revoke such waiver and release of claims. “Severance Period” means the period applicable to the Participant as follows:

Level/Duration of Employment	Severance Period
Director/Senior Director
Less than 1 year	3 months
1 year to less than 2 years	4 months
2 years to less than 3 years	4 months
3 years to less than 5 years	5 months
5 years and greater	6 months
Vice President
Less than 1 year	5 months
1 year to less than 2 years	6 months
2 years to less than 3 years	7 months
3 years to less than 5 years	8 months
5 years and greater	9 months
Senior Vice President
Any duration	12 months

Notwithstanding the foregoing, if the period during which a Participant has discretion to execute or revoke the waiver and release of claims straddles two taxable years of the Participant, then the Company shall begin making the payment in the second of such taxable years, regardless of which taxable year the Participant actually delivers the executed waiver and release to the Company.
(c)    Health Benefit Continuation. During the Severance Period, the Company shall pay or reimburse the Participant for the portion of the Participant’s COBRA premium that exceeds the amount of the premium paid by active employees for the same coverage.
(d)     Senior Vice President Level Participants. Any Participant who is a senior vice president level employee at the effective date of a Change in Control and receives severance benefits under this Plan due to a termination of employment described in Section 5(b) shall receive, in addition to the severance benefits described in Sections 6(a), (b) and (c), an amount equal to the Participant’s Bonus, which amount shall be paid in a lump sum on the first anniversary of such Participant’s termination of employment so long as the waiver and release referred to in Section 7(a) has become effective and irrevocable as described in Section 6(b) above.
(e)    Code Section 280G Cutback. A Participant shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under the Plan, including, without limitation, any excise tax imposed by Code section 4999. Notwithstanding anything to the contrary in the Plan, in the event that any payment or benefit received or to be received by a Participant pursuant to the terms of the Plan (the “Plan Payments”) or in connection with the Participant’s termination of employment or contingent upon a Change in Control pursuant to any plan or arrangement or other agreement with the Company (together with the Plan Payments, the “Payments”) would be subject to the excise tax imposed by Code section 4999, as determined by the Committee, then the Plan Payments shall be reduced to the extent necessary to prevent any portion of the Payments from becoming nondeductible by the Participant’s employer under Code section 280G or subject to the excise tax imposed under Code section 4999, but only if, by reason of that reduction, the net after-tax benefit received by the Participant exceeds the net after-tax benefit the Participant would receive if no reduction was made. For this purpose, “net after-tax benefit” means (i) the total of all Payments that would constitute “excess parachute payments” within the meaning of Code section 280G, less (ii) the amount of all federal, state, and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to the Participant (based on the rate in effect for that year as set forth in the Code as in effect at the time of the first payment of the Payments), less (iii) the amount of excise taxes imposed on the Payments described in clause (i) above by Code section 4999. If, pursuant to this Section 6(e), Payments are to be reduced, the Company shall determine which Payments shall be reduced in a manner so as to avoid the imposition of additional taxes under Code section 409A.
(f)    Payment Limit to Avoid Qualifying as a Pension Plan. The Plan is not to be considered a “pension plan” (as defined under ERISA section 3(2)). To avoid qualifying as a pension plan, the following limits apply notwithstanding anything to the contrary in the Plan:
(i)    No payments under the Plan are contingent, directly or indirectly, upon the Employee’s retiring;

(ii)    The total amount of payments under the Plan shall not exceed the equivalent of twice the Employee’s “annual compensation” (as defined under Labor regulation section 2510.3-2(b)(2)(i)) during the year immediately preceding the termination of the Employee’s service; and
(iii)    All payments made under the Plan to any Employee are completed,
(A)    in the case of an Employee whose service is terminated in connection with a “limited program of terminations” (as defined under Labor regulation section 2510.3-2(b)(2)(ii)), within the later of 24 months after the termination of the Employee’s service or 24 months after the Employee reaches “normal retirement age” (as defined under ERISA section 3(24)); and
(B)    in the case of all other Employees, within 24 months after the termination of the Employee’s service.

7.	Other Terms and Conditions of Eligibility
(a)    Waiver and Release of Claims. As a condition to receiving severance benefits under Section 6 of the Plan, each Participant shall be required to sign and deliver to the Company, and may not revoke or violate the terms of, a general release of all claims against the Company, and the directors, officers, and employees of each of them, in the form attached as Exhibit A or such other form reasonably satisfactory to the General Counsel of the Company or his/her designee. In no case will payments be made or begin before the end of any revocation period required by applicable law or regulation in connection with any release or waiver that the Participant is asked to sign.
(b)    Restrictive Covenants. Any severance benefits specified under Section 6 are provided, if at all, as consideration for, and are contingent upon, the Participant agreeing to, and abiding by, any restrictive covenants contained, or incorporated by reference, in the release specified in Section 7(a). In the sole discretion of the General Counsel of the Company, or his/her designee, restrictive covenants may include, but are not limited to, the obligation to maintain confidentiality, return company property, assign inventions, refrain from unfair competition, refrain from soliciting employees of the Company, and refrain from disparaging the Company, and the directors, officers, and employees of each of them. A Participant may request a waiver or a reduction in the duration of any restrictive covenant upon which any severance benefits specified under Section 6 are conditioned, subject to approval at the sole and absolute discretion of the General Counsel of the Company or his/her designee.
(c)    At-Will Employment. Each Participant is employed by the Company on an “at will” basis and nothing in this Plan shall give any Participant any right to continue in the employ of the Company. A Participant shall have no further rights under the Plan if the Participant’s employment is terminated (i) before a Change in Control for any reason other than a Position Elimination or Reduction in Force; (ii) on or within 12 months after a Change in Control by the Company, or any successor to either, with Cause or by the Participant without Good Reason; or (iii) due to the Participant’s death or Disability.
(d)    Completion of Employment. To receive severance benefits under Section 6, the Participant must continue to work until the Participant’s services are no longer required by the Company.

(e)    Nonduplication; No Impact on Benefits.
(i)    Except as otherwise specified in this Section 7(e)(i), payments to a Participant under the Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any plan, program, policy or agreement sponsored by the Company that provides severance benefits to employees upon termination of employment. Any Participant with an employment or similar agreement negotiated at arm’s length with the Company that includes severance benefits shall be entitled to receive the benefits provided under such agreement and shall not be entitled to receive any payments under the Plan.
(ii)    Benefits payable under the Plan, whether paid in a lump sum or in periodic payments, will not increase or decrease the benefits otherwise available to a Participant under any company-sponsored retirement plan, welfare plan or any other employee benefit plan or program, unless otherwise expressly provided for in any particular plan or program.
(iii)    Any severance benefits specified under Section 6(b) shall be reduced by the amount of any payment required by the Company to the Participant (A) because of insufficient advance notice of employment loss as may be required by law; or (B) under applicable law because of the termination of employment.

8.	Benefit Claims
(a)    Initial Claim. Any claims concerning eligibility, participation, benefits or other aspects of the Plan must be submitted in writing and directed to the Senior Vice President, Chief Human Resources Officer of the Company (or any person acting in that capacity) or his/her designee (the “Claims Administrator”), within 30 days after the communication of the determination that is the basis of the claim. Within 30 days after receiving a claim, the Claims Administrator will (i) either accept or deny the claim completely or partially and (ii) notify the Participant of acceptance or denial of the claim. If a claim is partially or wholly denied, the Claims Administrator will provide a written denial to the Participant no later than 30 days after receipt of the initial claim request. The written denial shall include specific reasons for the denial, specific references to the Plan provisions upon which the denial was based, a description of any additional material or information necessary for the Participant to perfect the claim, an explanation of why such material is necessary, and instructions on the Plan’s claim review procedure. If the Claims Administrator requires additional time to process a claim because of special circumstances, the Claims Administrator, in its sole discretion, may extend the period 30 additional days. The Claims Administrator must notify the Participant of any such extension prior to the expiration of the 30‑day period commencing from the date the Claims Administrator first received written submission of the claim.
(b)    Appeals. The Participant may request in writing to the Committee a review of a denied claim within 30 days after receipt of such denial. Such written request must contain an explanation as to why the Participant is seeking a review. For purposes of the review, the Participant has the right to (i) submit written comments, documents, records and other information relating to the claim for benefits; (ii) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (iii) a review that takes into account all comments, documents, records, and other information the Participant submitted relating to the claim, regardless of whether the information was submitted or considered in the initial decision. A decision on such review will be rendered in writing within 30 days of the Committee’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible but no later than 60 days after receipt of the request for review provided that written notice is provided to the Participant or the Participant’s authorized representative before the extension commences. A written notice affirming the denial of a claim will set forth the specific reasons for the decision and make specific reference to Plan provisions upon which the decision or appeal is based. In preparation for filing such a request for review, the Participant or the Participant’s authorized representative may review pertinent plan documents, and as part of the written request for review, may submit issues and comments concerning the claim. No claim may be brought before or submitted to a court of law or other governmental entity unless and until the claims process under this Section 8 has been exhausted.

9.	Recoupment
(a)    Right of Recoupment. If, at any time, the Board, the Compensation Committee of the Board or the Committee, as the case may be, in its sole discretion determines that any action or omission by the Participant constituted (i) wrongdoing that contributed to (A) any material misstatement in or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or (B) a statement, certification, cost report, claim for payment or other filing made under Medicare or Medicaid that was false, fraudulent or for an item or service not provided as claimed; (ii) intentional or gross misconduct; (iii) a breach of a fiduciary duty to the Company; (iv) fraud; (v) a violation of the restrictive covenants specified under Section 7(b); or (vi) non-compliance with the Company’s Code of Conduct and Business Ethics, policies or procedures to the material detriment of the Company, then in each such case, the Participant’s participation in the Plan shall be immediately terminated and the Participant shall repay to the Company, upon notice to the Participant by the Company, up to 100% of the pre-tax amount paid to the Participant pursuant to this Plan. The Board, the Compensation Committee of the Board or the Committee, as the case may be, shall determine in its sole discretion the date of occurrence of such action or omission and the percentage of the pre-tax amount received pursuant to this Plan that must be repaid to the Company.
(b)    Method of Recoupment. To the extent permitted by applicable law, the Company may enforce the recoupment of any or all amounts due under this Section 9 by withholding future payment of any severance benefits under Section 6, seeking reimbursement of previously paid severance benefits, demanding direct cash payment, reducing any amount of compensation owed by the Company to the Participant, and/or such other means determined by the Committee.
(c)    Nonexclusive Remedy. The Company’s right of recoupment under this Section 9 is in addition to any remedy available to the Company with respect to any Participant, including, but not limited to, the initiation of civil or criminal proceedings and any right to repayment under the Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other applicable law.

10.	General
(a)    Amendment and Termination of the Plan. The Plan may be amended, suspended or terminated at any time by the Compensation Committee of the Board; provided, however, that, following a Change in Control, the Plan may not be amended, suspended or terminated without the consent of all Participants then subject to the Plan if the amendment, suspension or termination would have a material adverse effect on any Participant.

(b)    Funding. Benefits payable under the Plan will be paid only from the general assets of the Company. The Plan does not create any right to, or interest in, any specific assets of the Company.
(c)    No Mitigation. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of the Plan, and the obtaining of such other employment shall not effect any reduction of the Company’s obligations to pay the severance benefits provided under Section 6 (unless in violation of the restrictive covenants specified under Section 7(b)).
(d)    Withholding. The Company may withhold from any payments made under the Plan all federal, state, local or other taxes required pursuant to any law or governmental regulation or ruling.
(e)    Right to Offset. To the extent permitted by law, the Company may offset against any obligation to pay any portion of the severance benefit specified under Section 6 any outstanding amount of whatever nature that the Participant then owes to the Company in the capacity as an employee. However, no amount of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) that is payable to a Participant under the Plan may be offset against any amount that the Participant then owes to the Company.
(f)    Successors. All rights under the Plan are personal to the Participant and without the prior written consent of the Committee shall not be assignable by the Participant. The Plan shall inure to the benefit of and be enforceable by the Participant’s legal representative. The Plan shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of WellCare shall be required to assume expressly and agree to perform the obligations set forth in the Plan in the same manner and to the same extent as the Company would be required to do so.
(g)    Governing Law. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Florida or by United States federal law.
(h)    Severability. If any provision of the Plan is declared illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
(i)    Notices. Notices and all other communications provided for under the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company’s corporate headquarters address, to the attention of the Claims Administrator, or to the Participant at the home address most recently communicated by the Participant to the Company in writing.

(j)    409A Compliance.
(i)    The Plan is intended to comply with, or otherwise be exempt from, Code section 409A.
(ii)    The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to a Participant under the Plan. The Company shall not be liable to a Participant for any payment made under the Plan, at the direction or with the consent of the Participant, which is determined to result in an additional tax, penalty or interest under Code section 409A, nor for reporting in good faith any payment made under the Plan as an amount includible in gross income under Code section 409A.
(iii)    “Termination of employment,” or words of similar import, as used in this Plan means, for purposes of any payments under this Plan that are payments of deferred compensation subject to Code section 409A, the Participant’s “separation from service” as defined in Code section 409A. For purposes of Code section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.
(iv)    If a payment obligation under the Plan arises on account of a Participant’s termination of employment while a “specified employee” (as defined under Code section 409A and the regulations thereunder and determined in good faith by the Committee), any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) shall be made within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of the Participant’s estate following the death of the Participant.

11.	Definitions
The following definitions apply to the Plan:
(a)    “Affiliate” means Comprehensive Health Management, Inc. and any other entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, WellCare (including, but not limited to, joint ventures, limited liability companies, and partnerships).
(b)    “Base Salary” means, for a salaried Participant, the annual rate of base salary in effect as of the date of termination of employment, determined without regard to any reduction thereof that constitutes Good Reason. With respect to a Participant who receives commission compensation, the term “Base Salary” means the sum of the annual base salary payable to the Participant by the Company as of the date of termination of employment, determined without regard to any reduction thereof that constitutes Good Reason, plus (1) the monthly commissions earned by the Participant over the previous 12 months or (2) if the Participant has less than 12 months of service, the average of the monthly commissions earned by the Participant over such period of service multiplied by 12.
(c)    “Board” means the Board of Directors of WellCare.
(d)    “Bonus” means, (i) with respect to any Participant who has been employed by the Company for a period of time in which he or she participated in the two (2) most recently completed annual short-term incentive bonus cycles that ended before his or her date of termination of employment, the average of the two (2) annual short-term incentive bonuses, if any, paid by the Company to the Participant with respect to those annual short-term incentive bonus cycles, provided that, if the first annual short-term incentive bonus included in the calculation was pro rated to reflect the portion of the performance period in which the Participant was employed with the Company, then the amount of that first annual short-term incentive bonus shall be annualized solely for the calculation of the Bonus hereunder; and, (ii) with respect to any Participant who has not been employed by the Company for a period of time in which he or she participated in the two (2) most recently completed annual short-term incentive bonus cycles that ended before his or her date of termination, the Participant’s short-term incentive bonus target in effect on the Participant’s date of termination of employment.
(e)    “Cause” means the occurrence of any one or more of the following conditions:
(i)    any willful act or willful omission, other than as a result of the Participant’s Disability, that represents a breach of any legal or contractual obligation to the Company or the Participant’s non-compliance with the Company’s Code of Conduct, policies or procedures to the material detriment of the Company;
(ii)    bad faith by the Participant in the performance of his/her duties, consisting of willful acts or willful omissions, other than as a result of Participant’s Disability, to the material detriment of the Company; or
(iii)    the Participant’s conviction of, or pleading nolo contendere to, a crime that constitutes a felony involving fraud, conversion, misappropriation or embezzlement under the laws of the United States or any political subdivision thereof, which conviction has become final and non-appealable.
No Cause exists unless (1) the Company gives the Participant written notice stating with reasonable specificity the condition that would give rise to a termination of employment for Cause, within 90 days after the Company becomes aware of the condition; and (2) if the condition is susceptible to cure or remedy, the condition has not been cured or remedied within 45 days after the Company gives the notice.
(f)    “Change in Control” means the effective date of the occurrence of any of the following events:
(i)    any Person or Group is or becomes the Beneficial Owner, directly or indirectly, of securities of WellCare representing more than 50% of either (A) the then fair market value of the then outstanding securities of WellCare or (B) the combined voting power of the then outstanding securities of WellCare;
(ii)    the direct or indirect sale or transfer by WellCare of substantially all of its assets in a single transaction or a series of related transactions;
(iii)    the merger, consolidation or reorganization of WellCare with or into another corporation or other entity, in which the shareholders of more than 50% of the voting power of WellCare’s voting securities immediately before such merger, consolidation or reorganization do not own more than 50% of the voting power of the voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

(iv)    during any consecutive 12-month period, individuals who at the beginning of such period constitute the Board of Directors of WellCare Health Plans, Inc. (together with any new directors whose election by the Board of Directors of WellCare Health Plans, Inc. or nomination for election by the stockholders of WellCare was approved by a vote of a majority of the directors on the Board of Directors of WellCare Health Plans, Inc. then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of WellCare Health Plans, Inc. then in office.
Notwithstanding the terms of this Section 11(f), none of the foregoing events shall constitute a Change in Control if such event is not a “Change in Control Event” under Treasury regulation section 1.409A-3(i)(5) or successor guidance of the Internal Revenue Service.
For purposes of determining whether a Change in Control has occurred, a Person or Group shall not be deemed to be “unrelated” if: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of WellCare’s voting securities immediately before the transaction in question, (B) WellCare has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of WellCare voting securities immediately before the transaction in question.
The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Exchange Act. Notwithstanding the foregoing, (A) Persons will not be considered to be acting as a “Group” solely because they purchase or own stock of WellCare at the same time, or as a result of purchases in the same public offering, (B) Persons will be considered to be acting as a “Group” if they are owners of a corporation that enters into a merger, consolidation, reorganization, purchase or acquisition of stock, or similar business transaction, with WellCare, and (C) if a Person, including an entity, owns stock both in WellCare and in a corporation that enters into a merger, consolidation, reorganization, purchase or acquisition of stock, or similar transaction, with WellCare, such Person shall be considered to be acting as a Group with other shareholders only with respect to the ownership in such corporation prior to the transaction.
(g)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance promulgated under it.
(h)    “Committee” means the Employee Benefit Plans Committee of the Company. The Committee may delegate its authority under the Plan to any person, persons or subcommittee, in which event, the term “Committee” includes such person, persons or subcommittee.
(i)    “Company” means WellCare and any Affiliate.
(j)    “Claims Administrator” has the meaning specified in Section 8(a).
(k)    “Disability” means the Participant is unable to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has rendered the Participant unable effectively to carry out his/her duties and obligations to the Company or unable to participate effectively and actively in the management of the Company for a period of 90 consecutive days or for shorter periods aggregating to 120 days (whether or not consecutive) during any consecutive 12 months.
(l)     “Effective Date” has the meaning specified in Section 2.
(m)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance promulgated under it.
(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and guidance promulgated under it.
(o)    “Good Reason” means the occurrence of any one or more of the following conditions which occurs following a Change in Control:
(i)    a material diminution in the Participant’s Base Salary or annual short-term incentive opportunity or annual long-term incentive opportunity;
(ii)    a material breach by the Company of any term of any employment or service agreement with the Participant; or
(iii)    the Company’s requiring the Participant to be based at any office or location outside of 50 miles from the Participant’s current employment, except for travel reasonably required in the performance of the Participant’s responsibilities.
No Good Reason exists unless (A) the Participant gives the Company written notice stating with reasonable specificity the condition that would give rise to a termination of employment for Good Reason, within 90 days after the Participant becomes aware of the condition; and (B) if the condition is susceptible to cure or remedy, the condition has not been cured or remedied within 45 days after the Participant gives the notice.
(p)    “Participant” means a person eligible under the Plan pursuant to Section 4.
(q)    “Plan” means, as of the Effective Date, this WellCare Health Plans, Inc. Non-Executive Officer Severance Plan. Prior to the Effective Date, this Plan was known as the “WellCare Health Plans, Inc. Severance Plan.”
(r)    “Position Elimination” means the Company’s termination of a Participant’s employment due to a decision to eliminate the Participant’s position, other than due to unsatisfactory performance or misconduct by the Participant. The Committee’s determination of whether a termination of employment involves a Position Elimination shall be final and binding on the Participant and all other persons.
(s)    “Reduction in Force” means a termination of the Participant’s employment in connection with a reduction of the Company’s workforce, other than due to unsatisfactory performance or misconduct by the Participant. The Committee’s determination of whether a termination of employment is in connection with a reduction in force shall be final and binding on the Participant and all other persons.
(t)    “Severance Period” has the meaning specified in Section 6(b).

(u)    “WellCare” means WellCare Health Plans, Inc., a Delaware corporation.
* * * * *

This Plan was initially adopted by the Compensation Committee of the Board on December 16, 2009, amended and restated on December 17, 2010, effective as of January 1, 2011,amended and restated on March 1, 2012 and further amended and restated on December 21, 2012.